Exhibit 10.1

TRANSITION AGREEMENT

This TRANSITION AGREEMENT (the “Agreement”) is entered into by and between Jacobs Engineering Group Inc. and its affiliates and subsidiaries (the “Company”), and Craig Martin (“Executive”), and shall be effective on the date last signed by the parties, as indicated below.

WHEREAS, Executive has been employed by the Company, as President, Chief Executive Officer and Director;

WHEREAS, Executive has resigned his position as President and Chief Executive Officer and as a Director of the Company effective as of the close of business on December 26, 2014 (the “Transition Date”) but not as an employee of the Company;

WHEREAS, Executive and the Company desire to provide for a smooth and effective transition of executive leadership within the Company and to transition customer relationships efficiently and to best effect;

WHEREAS, Executive and the Company wish to set forth terms and conditions of his transition from the Company, along with related rights and obligations of the parties; and

WHEREAS, Executive and the Company wish to resolve all matters related to Executive’s employment with the Company, on the terms and conditions expressed in this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties, intending to be legally bound, agree as follows:

1.	Transition Period.

1.1 Resignation as President, Chief Executive Officer and Director. In connection with his resignation as President and Chief Executive Officer and as a Director of the Company, it is understood that Executive shall also resign from all other officer and director positions that Executive may hold as an officer and/or director of the Company or any of its subsidiaries or affiliates.

1.2 Transition Period. During the period commencing on the Transition Date and ending on December 26, 2015 (the “Completion Date” and such period, the “Transition Period”), Executive shall continue as a full-time, non-executive, non-officer employee of the Company with the title of Senior Advisor, reporting to the Chief Executive Officer of the Company or, to the Chairman of the Board, if the Chief Executive Officer position is then vacant. Executive’s employment with the Company shall cease effective as of the close of business on the Completion Date.

2.	Payments; Benefits.

2.1 Compensation Prior to Completion Date. The Company shall continue to pay Executive his regular annual base salary of $1.25 million during the Transition Period, which shall be payable in accordance with the Company’s regular payroll practices and subject to applicable withholding. Other than specifically set forth in this Agreement, such base salary, and paid vacation accruals in accordance with Company policy, shall be Executive’s sole cash compensation during the Transition Period. During the Transition Period, Executive shall continue to participate in the non-cash employee benefit plans, policies, and arrangements available to non-executive corporate headquarters employees generally; provided that he shall not be eligible to receive any equity-based compensation awards.

2.2 Accrued Rights. As soon as practicable after the Completion Date, Executive shall receive a payment equal to Executive’s accrued but unpaid salary through the Completion Date. Following the Completion Date, Executive shall also be entitled to any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements and applicable law.

2.3 Separation Pay and Benefits. Notwithstanding Executive’s separation with the Company and conditioned upon Executive’s nonrevocation of, and compliance with, this Agreement, including the releases that form a material part of this Agreement, the Company shall provide Executive with the following:

(a) a cash payment equal to $485,754, representing the unpaid portion of the performance bonuses previously earned by Executive in respect of performance during fiscal year 2013, which shall be paid by the Company at such time as such unpaid portion would be payable to senior executives of the Company generally;

(b) a pro rata bonus with respect to fiscal year 2015 in an amount equal to the product of (i) the full-year bonus Executive would have received with respect to fiscal year 2015 based on actual performance had Executive been employed as President and Chief Executive Officer of the Company through the end of fiscal year 2015, multiplied by (ii) 25%, payable at such time as fiscal year 2015 bonuses would be payable to senior executives of the Company generally;

(c) notwithstanding the terms of any award agreement to the contrary, accelerated vesting as of the end of the revocation period set forth in Section 5 of the performance share unit awards granted to Executive under the Company’s equity incentive plans on May 23, 2013 and May 24, 2014, with such awards vesting as to the target number of shares, without proration (it being understood that the performance share unit award that was granted to Executive on May 24, 2012 and the restricted stock unit award that was granted to Executive on May 27, 2010 shall remain outstanding and continue to vest in accordance with their respective terms);

(d) all stock option awards granted to Executive under the Company’s equity incentive plans (i) that are outstanding but unvested as of the Completion Date shall be forfeited as of the Completion Date, and (ii) that are outstanding and vested as of the Completion Date shall be treated in accordance with their respective terms; and

(e) Company-paid board placement services in an aggregate amount not to exceed $150,000.

2.4 Expenses. The Company agrees to reimburse Executive for all reasonable and necessary out-of-pocket business-related expenses he incurs at the request of the Company in accordance with Company policy; provided that Executive shall submit reasonable documentation of such expenses in accordance with such policy.

2.5 Vacation Time. Not later than 30 days following the Completion Date, the Company shall pay to Executive the balance of Executive’s accrued and unused vacation time as of the Completion Date. Any payments made to Executive pursuant to this Agreement shall be made in accordance with all applicable withholding deductions, and shall be payable in accordance with the Company’s standard payroll practice.

2.6 No Other Benefits. Except as provided in this Agreement, Executive shall not be entitled to receive any other payment, benefit or other form of compensation as a result of his employment or his departure therefrom. Specifically, Executive shall not be eligible for severance benefits under any plan, program or arrangement sponsored or funded by the Company, and he hereby waives his right, if any, to such benefit(s). Further, Executive agrees that, in connection with any appointments on management and supervisory boards for any affiliates or subsidiaries of the Company, and for any tasks performed in connection therewith, Executive shall not be entitled to any further remuneration and/or any other benefits.

3. Release of Claims. Except for those obligations of the Company under this Agreement, Executive, on behalf of Executive and Executive’s dependents, successors, heirs, assigns, agents and executors, hereby releases and discharges and covenants not to sue, to the maximum extent permitted by law, the Company and its predecessors, successors, subsidiaries, parents, branches, divisions and other affiliates, and each of their current and former directors, officers, employees, shareholders, representatives, attorneys, successors and assignees, past and present, and each of them (individually and collectively, “Releasees”), from and with respect to any and all claims, wages, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, concealed or hidden (collectively, “Claims”), of any kind whatsoever, including, without limitation, any Claims arising out of or in any way connected with Executive’s employment relationship with or separation from, the Company; any Claims for severance pay, bonus or similar benefit, sick leave, pension, retirement, vacation pay, life insurance, health or medical insurance or any other fringe benefit, any benefits arising from any ERISA benefit plan, workers’ compensation or disability; and any other Claims resulting from any act or omission by or on the part of Releasees committed or omitted prior to the Transition Date, including by way of example only, any Claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and the rules and regulations promulgated thereunder, the Family and Medical Leave Act, the California Fair Employment and Housing Act, or any other federal, state or local law, regulation or ordinance. This release does not prevent Executive from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that Executive waives any right to receive any monetary award resulting from such a charge or investigation, including, without limitation, interest, penalties, fines, and attorneys’ fees.

4. California Civil Code Section 1542. The Executive’s release of Claims set forth in this Agreement is intended to be effective as a bar to all Claims as stated therein, whether known or unknown. Accordingly, Executive hereby expressly waives any rights and benefits, including those which Executive does not know or suspect to exist in Executive’s favor at the time of executing this release, which if known by Executive might have materially affected Executive’s decision to enter into this Agreement with the Company. Executive expressly waives Executive’s rights under Section 1542 of the California Civil Code which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS

WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT

TO EXIST IN HIS OR HER FAVOR AT THE TIME OF

EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM

OR HER MUST HAVE MATERIALLY AFFECTED HIS OR

HER SETTLEMENT WITH THE DEBTOR.”

5. Revocation Period. This Agreement is enforceable when both parties have signed the Agreement. The parties understand and acknowledge that Executive has seven calendar days following his execution of this Agreement to revoke his acceptance. For revocation to be effective, notice of revocation must be received by the Company no later than 5:00 p.m. on the seventh calendar day after Executive signs the Agreement. If Executive revokes this Agreement, it shall not be effective or enforceable, and neither party will be deemed to have released the other or to have waived any rights with respect to the matters addressed in this Agreement.

6. Time to Review Agreement; Advice of Counsel. Executive acknowledges that he was offered at least 21 days to review, consider and negotiate the provisions of this Agreement prior to execution (“Review Period”). However, in the event that Executive executes this Agreement prior to the expiration of the Review Period, Executive knowingly and voluntarily waives all rights to any further time for review remaining in the Review Period. Executive is advised to consult with an attorney before signing this Agreement and acknowledges that he has been afforded an opportunity for counsel of his choosing to read and review it; that he has had the provisions fully explained to him by his counsel; and that he is signing this Agreement freely, voluntarily and with full knowledge of its terms and consequences.

7. Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company and its stockholders all secret, confidential, and proprietary information, knowledge, and data relating to the Company (and any of its subsidiaries or affiliates), obtained by Executive during his employment. Other than as is necessary in the business of the Company, during the Transition Period and after the expiration or termination of the this Agreement, Executive shall not directly or indirectly, without the prior written consent of the Company or except as may be required by law, communicate or divulge any such information to any person or entity.

8. Return of Company Property. On or before the Completion Date, Executive agrees that he will return to Company: (i) all documents, records, procedures, books, notebooks and other documentation in any form whatsoever, including but not limited to written, audio, video or electronic, containing any information pertaining to the Company that includes confidential information and/or trade secrets, including any and all copies of such documentation then in Executive’s possession or control, regardless of whether such documentation was prepared or compiled by Executive, the Company, other employees of the Company or its representatives, agents or independent contractors; and (ii) all equipment or tangible personal property entrusted to Executive by the Company.

9.	Restrictive Covenants.

9.1 Noncompetition. Executive agrees that, while employed by the Company, Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any subsidiary of the Company (collectively, the “Company Group”) within any state, province or region in any country in which the Company Group conducts business, or take any actions with respect to an existing or planned business competitive with the Company Group. Specifically, but without limiting the foregoing, while Executive is employed by the Company, Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive with the business of the Company Group as conducted from time to time or that otherwise provides services similar to the services provided to clients or, to Executive’s knowledge, otherwise under consideration by the Company Group, and further agrees not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any person or entity who is engaged in any business that is competitive with the business of the Company Group as conducted or, to Executive’s knowledge, under consideration from time to time or otherwise provides services similar to the services provided to clients by the Company Group or, to Executive’s knowledge, otherwise under consideration. The foregoing, however, shall not prevent Executive’s passive ownership of up to two percent (2%) or less of the equity securities of any publicly traded company.

9.2 Nonsolicitation. Executive agrees and warrants that he will not, during the Transition Period and for a period of two years following the Completion Date, either directly or indirectly, for himself or on behalf of any third party, solicit, induce, recruit, or otherwise cause, a person in the employ of the Company to terminate his or her employment with the Company.

9.3 Nondisparagement. Executive agrees that he will not in any way disparage the Company, including current or former officers, directors, agents and/or employees of the Company, nor will Executive make or solicit any comments, statements or the like to the media or to others, that may be considered to be derogatory or detrimental to the good name or business reputation of the Company. The Company agrees that it, its officers and Directors, will not in any way disparage Executive, nor make or solicit any comments, statements or the like to the media or to others, that may be considered to be derogatory or detrimental to the good name or reputation of Executive.

10. Entire Agreement; Assignment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to such matters, unless specifically provided otherwise herein.

This Agreement may be modified or amended only with the written consent of both parties. This Agreement is for Executive’s personal services and he may not assign, transfer, or delegate any duty or obligation to perform such services. Any such attempted assignment shall be null and void.

11. Waiver. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof.

12. Notice. All notices required by this Agreement must be in writing and must be delivered or mailed to the addresses given below or such other addresses as the parties may designate in writing.

If to the Company:

Jacobs Engineering Group, Inc.

155 North Lake Avenue

Pasadena, California 91101

Attention: General Counsel

If to Executive:

at the address last appearing for Executive on the Company’s records

13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument. This Agreement may be executed and delivered by exchange of facsimile copies showing the signatures of the parties, and those signatures need not be affixed to the same copy.

14. Governing Law. The laws of the State of California applicable to contracts made or to be wholly performed there (without giving effect to choice of law or conflict of law principles) shall govern the validity, construction, performance, and effect of this Agreement.

15. Compliance with Section 409A. The Company intends this Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exception thereto, but it does not warrant or guarantee such compliance. The terms of this Agreement shall be interpreted, to the fullest extent possible, to comply with Section 409A of the Code or an exception thereto. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code. Executive shall not have any right to make any election regarding the time or form of any payment due under the terms of this Agreement. Further, Executive shall remain solely responsible for any adverse tax consequences imposed upon him by Section 409A of the Code, if any.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

JACOBS ENGINEERING GROUP, INC.

By:	/s/ Noel G. Watson
	Name:	Noel G. Watson
	Title:	Executive Chairman of the Board

	Date:	December 19, 2014

EXECUTIVE

/s/ Craig Martin
Craig Martin
Date:	December 19, 2014